SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2009

MRV COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	001-11174	06-1340090
(State or other jurisdiction of	(Commission file number)	(I.R.S. employer
incorporation or organization)		identification number)

20415 Nordhoff Street, Chatsworth, CA 91311

(Address of principal executive offices)  (Zip code)

Registrant’s telephone number, including area code: (818) 773-0900

Not Applicable

Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On July 27, 2009, MRV Communications, Inc. (the “Company”) issued a press release announcing its revenue guidance for the third quarter of 2009 and updated information regarding its second quarter of 2009, a copy of which is attached hereto as Exhibit 99.1.   The information in Exhibit 99.1 is being filed pursuant to Item 2.02 of Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 27, 2009, the Company announced that Michael E. Keane joined its Board of Directors on July 23, 2009.  MRV further announced that it has made several key management changes to solidify the management team and further support the Company’s business and strategic initiatives.

The director announcement and management changes are in line with recommendations made by the Board of Directors’ Special Committee which was established to investigate events related to the restatement of the Company’s financial statements.  Further, the Company is looking forward to completing the last of the Special Committee’s recommendations by appointing two additional directors in the near future.

Mr. Keane’s significant financial, operational and strategic expertise will be a welcome addition to the Company.  He is currently Senior Vice President and Chief Financial Officer of Clipper Windpower, Inc.  From 2005 to 2008, Mr. Keane served as Corporate Vice President and Chief Financial Officer of Computer Sciences Corporation (CSC). Prior to joining CSC, he was Senior Vice President and CFO of UNOVA, Inc. for eight years following the spin-off of UNOVA from Western Atlas, Inc. Mr. Keane joined Litton, a predecessor to UNOVA, in 1981, was named Assistant Treasurer in 1988, and became Director of Pensions and Insurance in 1991. He was then elected Vice President and Treasurer of Western Atlas when the company was spun off from Litton in 1994, and promoted to Senior Vice President and Chief Financial Officer in 1996. Prior to his career at Litton, he was a certified public accountant at Price Waterhouse.  Mr. Keane currently serves as a member of the City of Hope Board of Directors. He previously served as a member and Audit Committee Chairman of the Zix Corporation Board of Directors from 1998 to 2006, and served on the Advisory Boards of FM Global and Savi Technology, Inc. He holds a bachelor’s degree in accounting from Illinois State University and a master’s degree in business administration from the Anderson Graduate School of Management at the University of California at Los Angeles.

Guy Avidan, previously Chief Financial Officer, was appointed to the position of Co-President of the Company and President of the Network Equipment business.  In this new role, he will strengthen and continue the Company’s efforts to strategically grow and manage this business segment.

Near Margalit currently serves as Chief Executive Officer of the Company’s optical component subsidiary, Source Photonics, Inc., and will take on the additional role of Co-President of the Company. Mr. Margalit will maintain his responsibilities as Chief Executive Officer of Source Photonics as well as provide strategic support and guidance to the Company’s management team.

Chris King, previously Vice President, Finance and Chief Compliance Officer, has been appointed to the position of Chief Financial Officer.  In his new role, Mr. King will be responsible for completing the restatement as well as implementing and maintaining rigorous compliance and control standards for the Company.

Mr. Avidan will continue to spend the majority of his time based in Israel, and therefore he has entered into a Secondment Agreement with the Company and an Israeli subsidiary of the Company related to the payment of his compensation.  The Secondment Agreement is attached hereto as Exhibit 10.1.  Mr. King has entered into an employment agreement with the Company that sets forth his duties as the Company’s Chief Financial Officer, and states his current compensation and benefits which have not changed since previously reported.  Mr. King’s agreement is attached hereto as Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits

(d)     Exhibits

Exhibit 10.1	Secondment Agreement, dated as of July 21, 2009, by and between the Company, MRV Communications (Networks), Ltd. and Guy Avidan

Exhibit 10.2	Employment Agreement, effective as of July 21, 2009, between the Company and Christiaan King

Exhibit 99.1	Registrant’s press release of July 27, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 27, 2009

MRV COMMUNICATIONS, INC.

By:	/s/ Noam Lotan
Noam Lotan
Chief Executive Officer